Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA -- May 5, 2005

For Immediate Release Contact: John E. Kyees

Chief Financial Officer

(215) 564-2313

Urban Outfitters Q1 'Comp' Store Sales Rise 11%

Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle consumer products company operating under the Anthropologie, Free People and Urban Outfitters brands, today announced sales for the three months ended April 30, 2005.

Total Company sales for the first quarter jumped 36% over the same period last year to a record $231.3 million. The following factors drove this increase:

    An 11% increase in total Company comparable store sales
    A 29% increase in the number of stores in operation resulting in new and noncomparable store sales increases of $30.8 million
    A 54% gain in direct-to-consumer sales; and
    A 69% jump in Free People wholesale sales

The total Company comparable store sales increase of 11% during the first quarter anniversaries a 32% 'comp' increase during the same period last year. 'Comp' store sales at the Anthropologie, Free People and Urban Outfitters brands increased by 9%, 45% and 13% respectively.

"The bar was high and our merchants did a terrific job of increasing productivity in existing stores," said Richard A. Hayne, Chairman and President. "It's very gratifying to deliver the eighth consecutive quarter of double-digit 'comp' store sales growth. The Direct and Wholesale businesses continue to provide strong growth and all major merchandise categories delivered year-over-year gains. These trends bode well for summer business," Mr. Hayne added.

Net sales for the three months were as follows:

	Three months ended
	April 30,
	2005	2004
	(in thousands)
Urban Outfitters store sales	$ 104,109	$ 78,566
Anthropologie store sales	87,307	66,574
Direct-to-consumer sales	28,722	18,601
Free People sales	11,187	6,549
Total net sales	$231,325	$170,290

Management expects to release financial results for the three months ended April 30, 2005 on May 12, 2005. During the first three months the Company opened two Anthropologie and two Urban Outfitters stores and expects to open a total of 30-32 new stores, including two to three Free People stores, in the current fiscal year.

Urban Outfitters, Inc. is an innovative specialty retailer and wholesaler which offers a variety of lifestyle merchandise to highly defined customer niches through 77 Urban Outfitters stores in the United States, Canada, and Europe; an Urban Outfitters web site and catalog; 67 Anthropologie stores in the United States; an Anthropologie web site and catalog; and Free People, the Company's wholesale division, which sells its product to approximately 1,100 specialty stores, department stores and catalogs, as well as through 2 Free People stores and a web site.

This news release is being made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this filing may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

###